UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

NUWELLIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all box that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

December 21 - December 29, 2022

Dear Stockholder,

Thank you for your investment in Nuwellis, Inc.  We are writing to you today as a large and important stockholder in the Company.  We are in the process of reaching out to our significant stockholders regarding our December 7 stockholder meeting, which was adjourned to the later date of January 4, 2023.  We would very much appreciate the opportunity to connect with you to discuss the proposal that is the subject of that meeting and its importance to the Company.

In short, the proposal seeks stockholder approval for the exercisability of the warrants that were issued in conjunction with the Company’s October 2022 financing.  Until these warrants are exercised, we believe there will continue to be an “overhang” on our stock and reluctance on the part of new investors to take a position in Nuwellis.  It is one of our top goals for the coming year to launch a new investor relations strategy, focused on long-term stockholders and deep-value institutional investors, together with Gilmartin Group, our investor relations firm.  We intend to target specific investors who recognize the degree to which the Company is currently undervalued and who will invest in our growth strategy and potential.  We intend to launch this strategy beginning at the JP Morgan Healthcare conference in San Francisco in early January.

If the stockholder proposal has not been passed by that time, we believe it may significantly limit our efforts to attract new investors.  In addition, until it is approved, Nuwellis is required to go back to our stockholders via a stockholder meeting (and future proxies) every 30 days for the next five years.  Obviously, that process would entail a significant burden to the Company in terms of effort and expense, effectively putting us in a holding pattern on our investor strategy and diverting resources from our strategic objectives.

We are therefore seeking your vote in favor of the warrant exercisability proposal.  You can call our proxy solicitation firm, Alliance Advisors, at 1-877-728-5043 to either place or change your vote, at any time between now and the new meeting date (January 4, 2023).

In addition, we welcome the opportunity to schedule a call with you to provide you with a more fulsome business update, discuss our strategic objectives and progress against them, and answer any questions you may have.

Please feel free to reach out to either of us via email, or you can reach us directly at our offices at (952) 345-4200.

We very much appreciate your investment in Nuwellis, and we are sincerely committed to strong business performance and execution going forward that will benefit all our stakeholders.

Sincerely,

Nestor Jaramillo, Jr.	Lynn L. Blake
President and Chief Executive Officer	Chief Financial Officer